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                                                                     EXHIBIT 5-1
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K  [_] Form 20-F  [_] Form 11-K
                     [ ] Form 10-Q  [_] Form N-SAR
                                                            --------------------
     For Period Ended:       12-31-95                       | SEC FILE NUMBER  |
                      ------------------------------------  |   0-17529        |
     [_]  Transition Report on Form 10-K                    --------------------
     [_]  Transition Report on Form 20-F                    --------------------
     [_]  Transition Report on Form 11-K                    |   CUSIP NUMBER   |
     [_]  Transition Report on Form 10-Q                    |    298738 10 5   |
     [_]  Transition Report on Form N-SAR                   --------------------

     For the Transition Period Ended:
                                     -------------------------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION
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Full Name of Registrant

Europa Cruises Corporation
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Former Name if Applicable

150 - 153rd Ave., East, Suite 200,
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Address of Principal Executive Office (Street and Number)

Madeira Beach, FL  33708
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City, State and Zip Code


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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |  (b)  The subject annual report, semi-annual report, transition report
    |       on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will
[X] |       be filed on or before the fifteenth calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, or portion thereof will be filed on or before
    |       the fifth calendar day following the prescribed due date; and
    |  (c)  The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to unforseen circumstances, an appraisal report required for the auditors opinion will not be available until after March 31, 1996. A signed statement by the appraiser is attached.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Debra Gladstone                   813              393-2885
     ------------------------------------  ----------- -------------------------
                  (Name)                   (Area Code)     (Telephone Number)


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(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the
     registrant was required to file such reports) been filed?
     If the answer is no, identify report(s).                    [X] Yes  [_] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements to
     be included in the subject report or portion thereof?       [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          EUROPA CRUISES CORPORATION
          ----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  March 28, 1996                    By  /s/ Debra Gladstone
    ----------------------------------    --------------------------------------
                                            Debra Gladstone,
                                            Chief Financial Officer


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      [LETTERHEAD OF J. DANIEL SCHROEDER APPRAISAL COMPANY APPEARS HERE]

March 28, 1996

Ms. Debra Gladstone
Europa Cruises Corp.
150 153rd Avenue
Suite 200
Madeira Beach, FL 33708

Re: Diamondhead Property Appraisal

Dear Ms. Gladstone,

Due to unforeseen complications in scheduled projects and staffing limitations, we cannot complete the required appraisal of the 404 acres of property in Diamondhead, Mississippi, owned by Europa Cruises Corp. until April 4, 1996. We apologize for your inconvenience. Glad to be of service to you.

Yours Truly,

/s/ J. Daniel Schroeder                 /s/ Kevin R. Behrendt
J. Daniel Schroeder                     Kevin R. Behrendt
Certified General Appraiser             Licensed Appraiser
License Number GA-150                   License Number LA-536